Exhibit 6.13

February 2, 2018
Adi Sideman
Via email:
Hi Adi,
Having entered into that certain engagement letter dated June 29th, 2017 (the “Original Engagement Letter”), CoinFund Global LLC, having its place of business at 288 Ainslie Street #1F, Brooklyn, NY 11211 (“we,” or “CoinFund”) wants to thank you for the opportunity to work with YouNow, Inc. and its subsidiaries (collectively, “you”, or “the Client”), with the Client having its principal place of business at 1441 Broadway, 14th Floor, New York, NY 10018, (the “Engagement”) and provide services related to the design and specification of a cryptographic token system as outlined in this amended and restated engagement letter (the “Amended Engagement Letter”).
The following summarizes our understanding, approach, costs, working assumptions, timing, and professional arrangements.
UNDERSTANDING
It is our understanding that you would like to design, develop, and implement a cryptographic token and CoinFund will assist you in these endeavors while working in close coordination with you and your employees and advisors.
WORKING ASSUMPTIONS
Based on the information you provided during our discussions, as well as our prior experience with comparable projects, our working assumptions, include, but are not limited to, the following:
CoinFund expects to have commercially reasonable cooperation from your project team and other business and management personnel as reasonably requested by CoinFund;
You will work in good faith to provide accurate and complete information as requested by CoinFund and make reasonable efforts to obtain such information from your affiliates, agents, service providers and counterparties;
Your management and other business personnel will provide commercially reasonable transparency into its operations, as relevant to this Engagement; and
You will provide timely feedback and approvals.

TIMING AND PROFESSIONAL ARRANGEMENTS
We are looking forward to establishing a mutually beneficial working relationship with you and are prepared to start on this Engagement immediately upon signing a mutually agreeable engagement letter.
This Engagement is subject to the General Business Terms (Appendix A) which are attached to this Amended Engagement Letter and are an integral part hereof. This Amended Engagement Letter is a binding agreement between the Client and CoinFund.
For clarification, CoinFund, the Client, and CoinFund Capacitor LLC acknowledge that the parties to the Original Engagement Letter were intended to be CoinFund and the Client. Therefore, CoinFund Global LLC (and not CoinFund Capacitor LLC) and the Client are entering into this Amended Engagement Letter.
If you have any questions, please do not hesitate to contact Jake Brukhman or Oleg Golubov at [email address], or by email at [email address] or [email address]. If at any time your team should need to reach the CoinFund team, please use team@coinfund.io for quickest response time.
The CoinFund team is thrilled to have the opportunity to work with you and we look forward to collaborating on innovative products with your team.

If you agree with the approach outlined above and in the appendices, please sign below to signify your acceptance and kindly return the signed letter to CoinFund whereupon this letter will constitute our mutual agreement with respect to the subject matter hereof.

Yours truly,
CoinFund Global LLC

By:	/s/ Jake Brukhman
Name:	Jake Brukhman
Title:	President
Date:	2/3/2018

Accepted and agreed to as of the date set forth above.

YouNow, Inc.

By:	/s/ Adi Sideman

Name:	Adi Sideman

Title:	CEO

Date:	2/5/2018

Solely acknowledging that CoinFund Global LLC (and not CoinFund Capacitor LLC) is the intended and correct party to both the Original Engagement Letter and this Amended Engagement Letter, as well as the Appendixes thereto.

CoinFund Capacitor LLC

By:	/s/ Jake Brukhman

Name:	Jake Brukhman

Title:	Member of CoinFund Holdings GP LLC, Managing Member of CoinFund Capacitor LLC

Date:	2/3/2018

APPENIX A
GENERAL BUSINESS TERMS
Additional Definitions.
"Blockchain Tokens" means digital cryptographic tokens, typically virtual currency (also known as “cryptocurrency” or “digital currency”), that are implemented on a blockchain or distributed ledger technology. Blockchain Tokens may, but are not required to be, (1) transferrable on peer-to- peer networks, such as a blockchain or a distributed ledger network, (2) governed by rules regarding an inflation schedule or any starting quantity of initial supply, as well as any programmed rights or obligations set forth prior to launch and widespread circulation of said Blockchain Tokens, and/or (3) upgradable as to have new rights, obligations, functionalities or properties ascribed to Blockchain Tokens.
“Client” means YouNow, Inc. and its subsidiaries.
“Token Allocation Period” means the period commencing on the Effective Date and terminating two years from such date.
“New Token” means all Blockchain Tokens, including PROPS, designed, developed, or implemented by or on behalf of the Client during the Token Allocation Period.
“PROPS” means the Client’s PROPS Blockchain Token.
“Security” means any security as defined by The Securities Act of 1933 the Securities Exchange Act of 1934 and the Investment Advisers Act of 1940, each as amended, and materially similar regulations in other jurisdictions.
“Token Generation Event” means the instantiation of New Tokens by or on behalf of the Client via deployment on a blockchain or distributed ledger technology, or any similar technology intended for implementing a digital currency.
“Wallet Address ” means a cryptographic public private key pair, typically used in context of virtual currency for the purpose of holding funds denominated in that virtual currency.
All dollar ($) amounts set forth herein refer to United States dollars.
1.    Services. It is understood and agreed that the services (the “Services” or the “Engagement”) provided by CoinFund Global LLC (“CoinFund”) under the engagement letter (as amended and restated as of February 2, 2018) to which this Appendix A is attached and incorporated therein (together with this Appendix A, the “Amended Engagement Letter”) may include recommendations, but all decisions concerning the implementation of such recommendations shall be the responsibility of, and made by, the Client. CoinFund and its affiliates will not provide tax, legal, investment, or accounting advice, and the Services should not be interpreted or relied on as such. This Engagement is comprised of two parts–the product whitepaper phase, beginning on June 29th, 2017 (the “Effective Date”) and ending with the completion and publication of a whitepaper to the reasonable satisfaction and approval of the Client (such approval not to be unreasonably delayed, conditioned or withheld) (the “Whitepaper Phase”) and the implementation and execution phase (the “Implementation Phase”) beginning immediately after the Whitepaper Phase, in each case subject to the Amended Engagement Letter. From the Effective Date until the earliest of six months following a Token Generation Event or May 20, 2018, CoinFund hereby agrees and undertakes not to provide services substantially similar to the Services hereunder to any entities whose main focus is to deliver live video streaming services to consumers, excluding any current or prospective CoinFund client, any affiliate of or entity otherwise associated with Kik Interactive, Inc., Doug Petkanics or Eric Tang, and any portfolio company of Union Square Ventures.
2.    CoinFund Compensation.
a)    Intentionally omitted.
b)    The hourly rate charged by each member of the CoinFund team will be $325 per hour for the Services rendered to the Client.
c)    Subject to Section 4(c) below, upon any PROPS Token Generation Event that takes place during the Token Allocation Period, the Client shall issue to CoinFund: (1) a distribution of 5,650,000 units of PROPS (the "CoinFund Token Allocation") and (2) an option (the “CoinFund Option”) to acquire 22,600,000 units of PROPS instantiated therein at an exercise price of $0.00125 (one hundred twenty five thousandths of one cent) per unit of PROPS, pursuant to a Token Option Agreement in the form of Appendix B attached hereto. CoinFund will also continue to be entitled to receive a substantially similar option to acquire 2.825% of any New Tokens other than PROPS generated by the Client during the Token Allocation Period. The Client shall transfer the units of PROPS comprising the CoinFund Token Allocation to CoinFund upon the Token Generation Event by allocating such units of PROPS to a Wallet Address designated by CoinFund in writing for this purpose. The Client shall issue to CoinFund the CoinFund Option in the form of Appendix B within three (3) business days of the Token Generation Event. The Client will ensure that the maximum possible amount of PROPS that may ever be issued pursuant to the specification of PROPS will be instantiated as part of the Token Generation Event. The CoinFund Option is subject to the risk of any loss, impairment, or theft of PROPS that may occur before the date of exercise (in whole or in part) of the CoinFund Option. The Client pledges to maintain similar or same security procedures with respect to any units of PROPS that cover its obligations under the Token Option Agreement as it maintains with respect to other units of PROPS in its possession. If the Client decides to enter into an arrangement with a third party to maintain custody over any units of PROPS, or due to reasonable circumstances in its discretion, decides to transfer custody of said units of PROPS and to the extent such an alternative arrangement or decision may impact CoinFund's rights under the CoinFund Option, the parties agree to negotiate in good faith over a period of four months, to identify such a third party custodian that is commercially reasonable for both parties or another alternative solution.

d)    CoinFund may designate in writing an entity that will receive any payments and transfers that CoinFund is entitled to under this Amended Engagement Letter provided that such designation and transfer to such entity shall be in accordance with law.
3.    Payment of Invoices and Expenses.
a)    Invoices will be presented to the Client biweekly and are due within 7 days upon presentation. Invoices upon which payment is not received within 14 days of receipt of the invoice by the Client shall accrue a late charge of the lesser of (1) 1½% per month, or (2) the highest rate allowable by law, in each case compounded monthly to the extent allowable by law. Payments rendered are considered fully earned and non refundable.
b)    The Client will reimburse CoinFund, within 14 business days of presentment of receipts in support thereof, for all reasonable, ordinary, and necessary research expenses incurred by CoinFund and pre-approved in writing by Client, in each case in conjunction with CoinFund’s Services to the Client.
4.    Term and Termination.
a)    This Amended Engagement Letter may be terminated by either party at any time, with or without cause, by giving 7 business days’ prior written notice to the other party.
b)    Upon termination of this Amended Engagement Letter by the Client for any reason, excluding a material breach by CoinFund of the terms of this Amended Engagement Letter, the Client's obligations under Section 2 will remain in full force, and Client will compensate CoinFund under the terms of the Amended Engagement Letter for the Services performed and expenses incurred through the effective date of termination.
c)    If this Amended Engagement Letter is terminated by Client following the Whitepaper Phase, but prior to the Token Generation Event, the CoinFund Token Allocation and the number of units of PROPS subject to the CoinFund Option will each by reduced by 1/3 (one third).
5.    Deliverables.
a)    CoinFund and the other CoinFund Parties (as defined below) have created, acquired, or otherwise have rights in, and may, regarding the performance of the Services, employ, provide, modify, create, acquire, or otherwise obtain rights in, works of authorship, materials, information, and other intellectual property (collectively, the “CF Technology”).
b)    Except as provided below, the tangible items provided to Client as deliverables or work product in the Engagement (the “Deliverables”) shall become the property of the Client. To the extent that any CF Technology is contained in any of the Deliverables, CoinFund or the other CoinFund Parties, as applicable, hereby grant the Client, upon the amounts due under this Amended Engagement Letter to CoinFund hereunder, a royalty-free, fully paid-up, irrevocable worldwide, non-exclusive license to use such CF Technology solely to the extent necessary to interpret and use the Deliverables as intended under this Amended Engagement Letter including, without limitation, such interpretation conducted by the Client following the expiration or termination of this Agreement.
c)    To the extent that CoinFund or any other CoinFund Party utilizes any of its or any other CoinFund Party’s property (including, without limitation, the CF Technology or any hardware or software thereof), in connection with the performance of the Services, such property shall remain the property of CoinFund or the applicable other CoinFund Party and, except for the license expressly granted in the preceding Section 5(b), neither the Client nor any other Client Party (as defined below) shall acquire any right or interest in such property. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that (1) CoinFund and/or the other CoinFund Parties, as applicable, shall own all right, title, and interest, including, without limitation, all rights under all copyright, patent, and other intellectual property laws, in and to the CF Technology and (2) CoinFund and/or the other CoinFund Parties, as applicable, may employ, modify, disclose, and otherwise exploit the CF Technology (including, without limitation, providing services or creating programming or materials for other clients). Neither CoinFund nor any other CoinFund Party agrees to any terms that may be construed as precluding or limiting in any way its right to (i) provide consulting or other services of any kind or nature whatsoever to any person or entity as CoinFund or any other CoinFund Party, as applicable, in its sole discretion deems appropriate or (ii) develop for itself, or for others, materials that are competitive with or similar to those produced as a result of the Services, irrespective of their similarity to the Deliverables. For the sake of clarity, any and all confidential information and intellectual property (including any and all rights therein) of the Client shall remain the sole and absolute property of the Client and nothing herein shall be deemed to transfer, or grant any license or rights in or to, any such intellectual property of the Client to CoinFund or any other CoinFund Party. Confidentiality of information shared by the parties during the Engagement will continue to be governed by the Non-Disclosure Agreement between YouNow, Inc., and CoinFund, LLC, dated May 21, 2017.
6.    Limitation on Warranties. THIS IS A SERVICES ENGAGEMENT. COINFUND AND THE OTHER COINFUND PARTIES MAKE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE SERVICES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, COINFUND AND THE OTHER COINFUND PARTIES DISCLAIM ALL EXPRESS AND IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY, ACCURACY, SECURITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT.
SOME JURISDICTIONS LIMIT OR DO NOT PERMIT DISCLAIMERS OF WARRANTY, SO TO THAT EXTENT, SOME OR ALL OF THE ABOVE LIMITATIONS MAY NOT APPLY. TO THE FULLEST EXTENT PERMITTED BY LAW, THE EXCLUSIVE REMEDY OF THE CLIENT AND/OR THE OTHER CLIENT PARTIES FOR ANY

BREACH OF WARRANTY SHALL BE FOR COINFUND, UPON RECEIPT OF WRITTEN NOTICE, TO USE DILIGENT EFFORTS TO CURE SUCH BREACH, OR, FAILING ANY CURE IN A REASONABLE PERIOD, THE RETURN OF THE LESSER OF (1) THE FEES PAID TO COINFUND HEREUNDER BY CLIENT WITH RESPECT TO THE SERVICES GIVING RISE TO SUCH BREACH, AND (2) $10,000.
7.    Limitation on Damages and Indemnification.
a)    THE CLIENT AGREES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THAT NONE OF COINFUND, ITS AFFILIATES AND THEIR RESPECTIVE MEMBERS, PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AND OTHER PERSONNEL (EACH, A “COINFUND PARTY” AND COLLECTIVELY, THE “COINFUND PARTIES”) SHALL BE LIABLE TO THE CLIENT, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE MEMBERS, PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS AND OTHER PERSONNEL (EACH, A “CLIENT PARTY” AND COLLECTIVELY, THE “CLIENT PARTIES”) FOR ANY CLAIMS, LIABILITIES, OR EXPENSES ARISING FROM OR OTHERWISE RELATING TO THIS AMENDED ENGAGEMENT LETTER (“CLAIMS”) FOR AN AGGREGATE AMOUNT IN EXCESS OF THE LESSER OF (1) THE FEES PAID BY THE CLIENT TO COINFUND PURSUANT TO THIS ENGAGEMENT, AND (2) $10,000. IN NO EVENT SHALL ANY PARTY HEREUNDER, AS APPLICABLE, BE LIABLE FOR CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR EXEMPLARY LOSS, DAMAGE, OR EXPENSE RELATING TO THIS ENGAGEMENT.
b)    The Client shall indemnify and hold harmless each CoinFund Party from all Claims finally judicially determined to have resulted primarily from the gross negligence, bad faith, or intentional misconduct of the Client. CoinFund shall indemnify and hold harmless each Client Party from all Claims finally judicially determined to have resulted primarily from the gross negligence, bad faith, or intentional misconduct of CoinFund.
c)    In circumstances where all or any portion of the provisions of this section are finally judicially determined to be unavailable, the aggregate liability of the CoinFund Parties for any Claim shall not exceed an amount that is proportional to the relative fault that the conduct of the applicable CoinFund Parties bear to all other conduct giving rise to such Claim.
8.    Client Responsibilities. The Client shall cooperate, to the extent reasonable, with CoinFund and the other CoinFund Parties in CoinFund’s provision of the Services, including, without limitation, good faith efforts to provide CoinFund and the other CoinFund Parties with reasonable and timely access to data, information, and personnel of the Client and the other Client Parties. The Client shall be responsible for the performance of the Client Parties and for the accuracy and completeness of all data and information provided to CoinFund and the other CoinFund Parties for purposes of the performance by CoinFund of the Services. The Client acknowledges and agrees that CoinFund’s performance is dependent upon the timely and effective satisfaction of the Client’s responsibilities hereunder and timely decisions and approvals of the Client and other Client Parties concerning the Services. CoinFund shall be entitled to rely on all decisions and approvals of the Client and other Client Parties. The Client shall be solely responsible for, among other things: (1) making all management decisions and performing all management functions; (2) designating a competent management member to oversee the Services; (3) evaluating the adequacy and results of the Services; (4) accepting responsibility for the results of the Services; and (5) establishing and maintaining internal controls, including, without limitation, monitoring ongoing activities relating to the Engagement. The Client will (1) ensure that the New Token and any Token Generation Event will comply with all applicable laws and regulations; and (2) contract legal representation, at its own cost and expense, to assist it with its obligations under this section. It is the intention of the parties hereunder that the New Token will not constitute a Security and the Client will endeavor to design and implement the New Token in accordance with such intention.
9.    Client Representations. The Client is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the power and authority to carry on its business as now conducted and as contemplated by this Amended Engagement Letter. The execution, delivery and performance by the Client of this Amended Engagement Letter is within the power of the Client and has been duly authorized by all necessary actions on the part of the Client. This Amended Engagement Letter constitutes a legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To the knowledge of the Client, it is not in violation of (i) its current articles of incorporation or bylaws, (ii) any material statute, rule or regulation applicable to the Client, or (iii) any material indenture or contract to which the Client is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Client. To the knowledge of the Client, the performance and consummation of the transactions contemplated by this Amended Engagement Letter do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Client; (ii) result in the acceleration of any material indenture or contract to which the Client is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Client or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Client, its business or operations. No consents or approvals are required in connection with the performance of this Amended Engagement Letter. To its knowledge, the Client owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without an infringement of the rights of others.
10.    Force Majeure. Except for the payment of money, neither party shall be liable for any delays or nonperformance resulting from circumstances or causes beyond its reasonable control, including, without limitation, fire or other casualty, act of God, strike or labor dispute, war or other violence, or any law, order, or requirement of any governmental agency or authority.

11.    Limitation on Actions. No cause of action, regardless of form, relating to this Engagement, may be brought by either party more than 20 months after the cause of action accrues.
12.    Independent Contractor. It is understood and agreed that each party hereto is an independent contractor and that neither party to this Amended Engagement Letter is, nor shall be, the other’s agent, distributor, partner, fiduciary, joint venturer, co-owner, or representative. Neither party shall act or represent itself, directly or by implication, in any such capacity or in any manner assume or create any obligation on behalf of, or in the name of, the other.
13.    Internal Use and Good Faith.
a)    The Client agrees that all Services and Deliverables shall be solely for the Client’s informational purposes and internal use, and are not intended to be, and may not be, used by any person or entity other than the Client without the written consent of CoinFund.
b)    Absent CoinFund's written consent, the Client will work in good faith to fulfill its obligations under this Amended Engagement Letter and during the Token Allocation Period will not (1) assist any person or entity which is not a party to this agreement in the issuance of any Blockchain Tokens designed, developed, or implemented using the Services or Deliverables, or (2) receive any compensation or Blockchain Tokens in connection with such an issuance.
14.    Survival. Sections 2-7, Sections 10-14 and Sections 16-18 shall survive the expiration or termination of this Amended Engagement Letter.
15.    Assignment. Except as provided below, neither party may assign, transfer, or delegate any of its rights or obligations hereunder (including, without limitation, interests, or Claims) without the prior written consent of the other party. Each party hereby consents to the other party assigning or subcontracting any of its rights or obligations hereunder to a purchaser of all or substantially all of the other party’s assets, whether located within or outside of the United States.
16.    Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM RELATING TO THIS ENGAGEMENT.
17.    Entire Agreement, Amendment, Notices, and Counterparts. This Amended Engagement Letter, including, without limitation, Appendix A, constitutes the entire agreement between the parties; supersedes all other oral and written representations, understandings, or agreements relating to this Engagement; and may not be amended except by written agreement signed by the parties. All notices under this Amended Engagement Letter must be in writing and will be deemed effective (a) upon personal delivery to the party being notified, (b) when delivered if delivered by a means evidenced by a delivery receipt, or (c) when a reply confirming receipt is received (that is not automatically generated) if in writing via email, addressed to the party to be notified at such party’s address as set forth in this Amended Engagement Letter, as subsequently modified by written notice. This Amended Engagement Letter may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
18.    Governing Law, Jurisdiction and Venue, and Severability. This Amended Engagement Letter, including, without limitation, this Appendix A, and all matters relating to this Engagement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the choice of law principles thereof). Any action based on or arising out of this Engagement or the Services provided or to be provided hereunder) shall be brought and maintained exclusively in any court of the State of New York or any federal court of the United States, in each case located in New York County, the State of New York. Each of the parties hereby expressly and irrevocably submits to the jurisdiction of such courts for the purposes of any such action and expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such action brought in any such court and any claim that any such action has been brought in an inconvenient forum. If any provision of these terms or this Amended Engagement Letter is found by a court of competent jurisdiction to be unenforceable, such provision shall not affect the other provisions, but such unenforceable provision shall be deemed modified to the extent necessary to render it enforceable, preserving to the fullest extent permissible the intent of the parties set forth herein.

APPENDIX B

Token Option Agreement
WHEREAS, CoinFund Global LLC (“Holder”) has provided certain services as an independent contractor to YouNow, Inc. (“Issuer”) pursuant to an engagement letter dated June 29th, 2017 and amended on                            , 2018 (the “Engagement Letter”); and
WHEREAS, pursuant to the Engagement Letter, and in consideration for Holder’s services, Issuer desires to grant to the Holder an option to acquire certain units of PROPS.
NO, THEREFORE, the parties to this Token Option Agreement (the “Agreement”) agree as follows:
Defined Terms
“Early Termination Date” means, with respect to each Option Exercise Period in Section 2 below, March 15 of the Termination Year, where the Termination Year is the year that satisfies the following three conditions: (x) there is at least one Liquidity Date after the earliest permissible exercise date and in the calendar year before the Termination Year, (y) there are at least three consecutive Liquidity Dates in the period between January 1 and January 15 of the Termination Year, and (z) there are at least three consecutive business days that are Liquidity Dates in the period between March 10 and March 15 of the Termination Year. (For example, with respect to the Option Exercise Period in 2.e. which begins on January 1, 2019, if there is at least one Liquidity Date after January 1, 2019 and on or before December 31, 2019, and there are at least three consecutive business days that are Liquidity Dates between January 1, 2020 and January 15, 2020, and there are at least three consecutive business days that are Liquidity Dates between March 10, 2020 and March 15, 2020, the Early Termination Date is March 15, 2020.)
“Effective Date” means                                             , the effective date of this Agreement.
“Liquidity Date” means any calendar day when the average daily trading volume of PROPS through all publicly available means (including centralized and decentralized exchanges) for the previous week exceeds 3 billion PROPS.
“PROPS” means the PROPS cryptographic token, to be generated by Issuer, as defined in the Engagement Letter. “Termination Date” means March 15, 2029.
“Wallet Address” means a cryptographic public private key pair, typically used in context of virtual currency for the purpose of holding funds denominated in that virtual currency.

1.
Grant of Options. Pursuant to and subject to the terms of this Agreement, the Issuer wishes to grant to the Holder and the Holder wishes to accept from the Issuer, an option (the “Option”) to purchase 22,600,000 units of PROPS at a purchase price (the “Exercise Price”) of $0.00125 (one hundred twenty five thousandths of one cent) per unit of PROPS. Unless exercised pursuant to the terms of this Agreement, this Option shall expire on the Termination Date.

2.
Option Exercise Period. The Option may be exercised in whole or in part, in increments of at least 10,000 units of PROPS (or, if less, the total number of PROPS available at the time of exercise under the terms of this Option) up to the total number of PROPS during the following time periods (the “Option Exercise Period”):

a.	From January 1, 2018 until the earlier of the Early Termination Date or the Termination Date, a total of units of PROPS.

1

APPENDIX B

b.	From April 1, 2018 until the earlier of the Early Termination Date or the Termination Date, a total of 1,124,820 units of PROPS.

c.	From July 1, 2018 until the earlier of the Early Termination Date or the Termination Date, a total of 1,124,820 units of PROPS.

d.	From October 1, 2019 until the earlier of the Early Termination Date or the Termination Date, a total of 1,124,820 units of PROPS.

e.	From January 1, 2019 until the earlier of the Early Termination Date or the Termination Date, a total of 1,124,820 units of PROPS.

f.	From April 1, 2019 until the earlier of the Early Termination Date or the Termination Date, a total of 1,124,820 units of PROPS.

g.	From July 1, 2019 until the earlier of the Early Termination Date or the Termination Date, a total of 1,124,820 units of PROPS

h.	From October 1, 2019 until the earlier of the Early Termination Date or the Termination Date, a total of 1,124,820 units of PROPS.

i.	From January 1, 2020 until the earlier of the Early Termination Date or the Termination Date, a total of 1,124,820 units of PROPS.

j.	From April 1, 2020 until the earlier of the Early Termination Date or the Termination Date, a total of 1,124,820 units of PROPS.

k.	From July 1, 2020 until the earlier of the Early Termination Date or the Termination Date, a total of 1,124,820 units of PROPS.

l.	From October 1, 2020 until the earlier of the Early Termination Date or the Termination Date, a total of 1,124,820 units of PROPS.
The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all PROPS for which it is permissible until the earlier of the Termination Date or the Early Termination Date.

3.	Transferability. This Option may not be sold, pledged, hypothecated, assigned, or transferred.

4.
Form of Exercise. Each election to exercise this option shall be accompanied by a completed Notice of Option Exercise in the form attached hereto as Exhibit A (the “Notice”), signed by the Holder, and received by the Issuer, accompanied by this agreement, and a prompt payment in full of the Exercise Price. The Holder may purchase less than the number of PROPS covered hereby, provided that purchases shall be in increments of no less than 10,000 (or, if less than 10,000, all remaining units of PROPS available at the time of exercise).

2

APPENDIX B

5.	Payment of Exercise Price. The Holder shall pay the Exercise Price to the Issuer within 3 business days of receipt of the Notice by the Issuer.

6.
Transfer of PROPS. within 3 business days of receipt by the Issuer of the Notice, the Issuer shall sell and transfer the number of PROPS identified in such Notice to a wallet Address provided by Holder in writing for this purpose.

7.
Tax Treatment. The parties to this Agreement agree to treat this Option as the transfer of an option without a readily ascertainable value within the meaning of Section 83(e)(3) of the Internal Revenue Code of 1986, as amended and will report the issuance of this Option and the exercise of the Option consistently with such treatment. For the avoidance of doubt, Issuer agrees not to issue any IRS Form 1099 to Holder in connection with this Agreement except upon the issuance of PROPS pursuant to Holder’s exercise of this Option.

8.
Amendment and Waiver. This Agreement may be amended or modified by a written agreement executed by the parties hereto. The waiver of or failure to enforce or delay in enforcing any breach of or default under this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof and shall not impair any right, power or remedy under this Agreement. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9.
Entirety of Agreement. The terms and conditions set forth herein constitute the entire agreement between the parties and supersede any communications or previous agreements with respect to the subject matter of this Agreement. There are no written or oral understandings directly or indirectly related to this Agreement that are not set forth herein. No change can be made to this Agreement other than in writing and signed by both parties.

10.	Governing Law. This Agreement shall be construed and enforced according to the laws of the State of New York and any dispute under this Agreement must be brought in this venue and no other.
In witness whereof, the parties have executed this Agreement as of the date first written above.

3

APPENDIX B

Holder: CoinFund Global LLC

Name (Printed)

Member of CoinFund Holdings GP LLC, Managing Member of CoinFund Global LLC

Title

Name (Signature)	Date

Issuer: YouNow, Inc.

Name (Printed)

Title

Name (Signature)	Date

4

Exhibit A to Token Option Agreement
Notice of Option Exercise
YouNow, Inc.
1441 Broadway, 14th Floor
New York, NY 10018

1. Exercise of Option. Effective as of today,                              , CoinFund Global LLC (the “Holder”) hereby elects to exercise Holder’s option to purchase                    PROPS under and pursuant to the Token Option Agreement dated [DATE] (the “Option Agreement”).

2. Delivery of Exercise Price. within 3 business days, Holder will delivers to YouNow, Inc. (the “Issuer”) the full purchase price of the PROPS at a price of $0.00125 per unit (as set forth in the Option Agreement), for a total purchase price of                    .

Submitted by:

Submitted by:	Accepted by:

Holder: CoinFund Global LLC	Issuer: YouNow, Inc.

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